EX-8.1 2 exhibits8_1.htm EXHIBIT 8.1

LIST OF SUBSIDIARIES, JOINT VENTURES AND ASSOCIATES OF PAMPA ENERGÍA S.A.

		12.31.2023
Subsidiaries	Country	Direct and indirect participation %

Autotrol Renovables S.A.	Argentina	100%
Comercializadora e Inversora S.A.	Argentina	100%
Ecuador Pipeline Holdings Limited	Grand Cayman	100%
Enecor S.A.	Argentina	70%
Energía e Inversiones S.A.	Uruguay	100%
Generación Argentina S.A.	Argentina	100%
Hidroeléctrica Diamante S.A.	Argentina	61%
Hidroeléctrica Los Nihuiles S.A.	Argentina	52.04%
Pampa Bloque18 S.A.	Ecuador	100%
Pampa Ecuador Inc	Nevis	100%
Pampa Energía Bolivia S.A.	Bolivia	100%
Pampa Energía Chile S.p.A	Chile	100%
Pampa Energía Soluciones S.A.	Argentina	100%
Pampa Inversiones S.A.	Uruguay	100%
PE Energía Ecuador LTD	Grand Cayman	100%
Petrolera San Carlos S.A.	Venezuela	100%
Transporte y Servicios de Gas en Uruguay	Uruguay	51%
Vientos Solutions Argentina S.A.U.	Argentina	100%

2) Joint Ventures

Citelec S.A.	Argentina	50%
Compañía de Transporte de Energía Eléctrica en Alta Tensión S.A. (Transener) (2)	Argentina	26.33%
Compañía de Inversiones de Energía S.A. (CIESA)	Argentina	50%
Transportadora Gas del Sur S.A. (TGS)(3)	Argentina	26.50%
CT Barragán S.A.	Argentina	50%

(2) Through a 50% interest, the company joint controls Citelec, company that controlled Transener with 52.65% of the shares and votes. As a result, the Company has an indirect participation of 26.33% in Transener.

(3) The Company holds a direct and indirect interest of 1.03% in TGS and 50% in CIESA, a company that holds a 51% interest in the share capital of TGS. Therefore, the Company holds a direct and indirect participation of 26.53% in TGS.

3) Associates

Oleoducto de Crudos Pesados S.A.	Ecuador	34.08%
Oleoductos del Valle S.A.	Argentina	2.10%